Bradley Pharmaceuticals, Inc. and Subsidiaries

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                                     Common stock,       Class B common stock,
                                    $.01 par value          $.01 par value
                                 --------------------   ------------------------
                                   Shares     Amount       Shares        Amount
                                 ---------	 	--------   ------------   ---------
Balance at December 31, 1997     8,174,295  14,653,927    431,552       845,448

Stock options excercised            10,000      11,388
Shares issued for consulting
  services                           5,020       9,798
Compensation charge for stock
  options issued to consultants                 86,834
Purchase of treasury stock, net
Net income for the twelve
  months ended	December 31, 1998
                                ----------  ----------  ------------   --------

Balance at December 31, 1998     8,189,315  14,761,947    431,552       845,448

Stock options excercised             5,000       3,438
Shares issued for consulting
  services                           5,368      12,101
Purchase of treasury stock,
  net
Registration costs                             (18,475)
Net income for the twelve
  months ended	December 31,
  1999

Balance at December 31, 1999     8,199,683  14,759,011    431,552       845,448
                                ==========  ==========   ========      ========





                                                          Retained
                                    Treasury Stock        earnings
                                 ---------------------  (accumulated
                                  Shares      Amount      deficit)      Total
                                 ---------  ----------  ------------  ----------

Balance at December 31, 1997       146,088   (231,198) $ (2,094,082) 13,174,095

Stock options exercised                                                  11,388
Shares issued for consulting
  services                                                                9,798
Compensation charge for stock
  options                                                                86,834
Purchase of treasury stock, net    227,845   (329,685)                 (329,685)
Net income for the twelve months
  ended December 31, 1998                                   918,973     918,973
                                 ---------  ---------   -----------  ----------

Balance at December 31, 1998       373,933   (560,883)   (1,175,109) 13,871,403

Stock options excercised                                                  3,438
Shares issued for consulting
  services                                                               12,101
Purchase of treasury stock, net    392,492   (546,959)                 (546,959)
Registration costs                                                      (18,475)
Net income for the twelve months
  ended December 31,1999                                    560,562     560,562

Balance at December 31, 1999       766,425 (1,107,842)     (614,547) 13,882,070
                                 ========= ===========    ========== ==========



The accompanying notes are an integral part of these statements.

                                   F-6